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                                                                    EXHIBIT 99.1



                      CONTACT: Karla MacDonald Manager, Corporate Communications Creative BioMolecules, Inc. (617) 912-2953

                      Steven L. Basta, VP, Finance and Business Development Creative BioMolecules, Inc. (617) 912-2950


CREATIVE BIOMOLECULES REPURCHASES CONVERTIBLE PREFERRED FINANCING

Hopkinton, MA, May 10, 1999-Creative BioMolecules, Inc. (Nasdaq: CBMI) today announced that it has repurchased, for approximately $22.5 million, the outstanding balance of the Series 1998/A Preferred Stock issued on May 27, 1998. As a result of this transaction, the Series 1998/A Preferred Stock has been retired and there will be no subsequent conversions into Common Stock.

"Following the sale of OP-1 device manufacturing rights and assets to Stryker in November 1998 and subsequent financial management, the Company has substantially reduced its burn rate and increased its available cash. As a result, we are in a position to repurchase this instrument and eliminate future conversions at low stock prices, while maintaining an adequate cash balance to execute our corporate strategy," commented Michael M. Tarnow, President and CEO of Creative BioMolecules.

Following the repurchase, Creative has $28 million in cash and marketable securities. The Company has projected a net loss of approximately $9 million for the remaining three quarters of 1999.

Hambrecht & Quist LLC assisted the Company in consideration of this repurchase.

Creative BioMolecules, Inc. is a leader in the understanding of tissue formation and repair through the activity of morphogenic proteins. This technology has demonstrated clinical success in bone-repair applications developed with Stryker, and has shown preclinical efficacy in several soft tissue applications, including injury or disease of the central nervous system, kidneys and other major organs.

This news release includes forward-looking statements that involve risks and uncertainties. Factors which could cause actual results to differ from the Company's expectations include, without limitation, the course of the research and development programs, including the achievement of development milestones by the Company and/or its partner, the inability to partner programs, the initiation, progress and completion of clinical testing, the impact of competitive products, the timely receipt of regulatory clearances required for clinical testing, manufacturing and marketing of products and the other risks and uncertainties detailed from time to time in the Company's periodic reports.

NOTE: Creative BioMolecules, Inc. makes available its latest new releases on the Internet at http://www.creativebio.com.